UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 5, 2016 (December 2, 2016)

Centennial Resource Development, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37697	47- 5381253
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1401 Seventeenth Street, Suite 1000

Denver, Colorado 80202

(address of principal executive offices)
(zip code)

(720) 441-5515
(Registrant’s telephone number, including area code)

  Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 2, 2016, Centennial Resource Development, Inc. (“Centennial”) entered into subscription agreements (the “Investor Subscription Agreements”) with certain investors pursuant to which the investors named therein (collectively, the “Investors”) have agreed to purchase, in the aggregate, 33,012,380 shares of Centennial’s Class A common stock, par value $0.0001 per share (the “Class A Shares”), at a purchase price of $14.54 per share, for an aggregate amount of approximately $480 million.

The closing under the Investor Subscription Agreements will occur substantially concurrently with the closing of Centennial’s pending acquisition of the leasehold interests and related upstream assets of Silverback Exploration, LLC and Silverback Operating, LLC (the “Acquisition”), and is conditioned thereon. The closing under the Investor Subscription Agreements is also conditioned on receipt by Centennial of proceeds from financings on terms satisfactory to Centennial that, together with the proceeds from the sale of the Class A Shares to the Investors named therein, will be sufficient for Centennial to pay the purchase price for the Acquisition, as well as other customary closing conditions.

The Investor Subscription Agreements contain customary representations, warranties, covenants and agreements by Centennial and the Investors. Centennial has also agreed to register the Class A Shares within the time frame specified in the Investor Subscription Agreements. The Investors have also agreed not to transfer their Class A Shares until the business day following the record date to be established in connection with a Centennial shareholder meeting to be held to approve a proposal to permit the conversion of the previously announced issuance of convertible preferred shares to an affiliate of Riverstone Holdings LLC (“Riverstone”) at the time of the Acquisition.  Centennial has notified the Investors that, pursuant to the rules and interpretive materials of The Nasdaq Capital Market, the Class A Shares will not be entitled to vote to approve the proposal at the meeting.

The Investor Subscription Agreements will be terminated, and be of no further force and effect, upon the earlier to occur of (i) the termination of the purchase agreement relating to the Acquisition in accordance with its terms, (ii) the consummation of the Acquisition pursuant to the terms of the purchase agreement without the assignment to Centennial pursuant to the terms of the previously announced agreement to assign, (iii) the mutual written agreement of the parties, (iv) if any of the conditions to the closing are not satisfied on or prior to the closing date and (v) January 31, 2017, if the Closing has not occurred by such date (subject to extension to February 15, 2017, upon notice).

The Class A Shares to be issued pursuant to the Investor Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The closing under the Investor Subscription Agreement is expected to occur on or before December 30, 2016. Centennial will pay a fee of 2% of the gross proceeds of the sale of the Class A Shares to the placement agents for Centennial, in the aggregate, and a fee of 2% of the gross proceeds to an affiliate of Riverstone.

The foregoing summary of the Investor Subscription Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Investor Subscription Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 8.01 Other Events.

On December 5, 2016, Centennial issued a press release, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K, announcing that it has entered into the Investor Subscription Agreements. Centennial expects to use a portion of the net proceeds from the offering, together with the proceeds from its previously announced agreement to issue and sell to Riverstone common and preferred shares, to fully fund the Acquisition, and the remainder for general corporate purposes.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this Form 8-K:

Exhibit No.	Description of Exhibits

10.1	Form of Investor Subscription Agreement.
99.1	Press Release dated December 5, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENNIAL RESOURCE DEVELOPMENT, INC.

Date: December 5, 2016	By:	/s/ George S. Glyphis
	Name:	George S. Glyphis
	Title:	Chief Financial Officer, Treasurer and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

10.1	Form of Investor Subscription Agreement.
99.1	Press Release dated December 5, 2016.